SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 1

 INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND
            (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                             PHARMERICA CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                    71714F104
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 2 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Partners
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      292,710
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      292,710
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      292,710
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES               [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      1.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 3 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      531,596
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      531,596
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      531,596
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      1.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 4 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    M. H. Davidson & Co.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      38,583
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      38,583
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      38,583
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 5 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      981,343
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      981,343
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      981,343
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      3.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 6 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Serena Limited
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      17,813
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      17,813
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      17,813
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 7 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      97,914
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      97,914
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      97,914
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 8 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      40,041
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      40,041
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       40,041
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      CO

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 9 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    MHD Management Co.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      292,710
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      292,710
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      292,710
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      1.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 10 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      531,596
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      531,596
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      531,596
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      1.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IA

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                               PAGE 11 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      999,156
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      999,156
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      999,156
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      3.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 12 OF 42


-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Group LLC
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      97,914
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      97,914
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      97,914
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 13 OF 42


-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Management Partners LP
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      40,041
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      40,041
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      40,041
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 14 OF 42


-----------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    DK Stillwater GP LLC
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      40,041
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      40,041
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      40,041
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 15 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 16 OF 42


--------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Marvin H. Davidson
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 17 OF 42


 ------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Stephen M. Dowicz
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 18 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Scott E. Davidson
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 19 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Michael J. Leffell
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY           ____________________________________________________________

EACH               (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING          ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 20 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Timothy I. Levart
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 21 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 22 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eric P. Epstein
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 23 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Anthony A. Yoseloff
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN

------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 24 OF 42


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Avram Z. Friedman
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a) [ ]
                                                    (b) [X]

------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      0
SHARES            ____________________________________________________________

BENEFICIALLY      (6)      SHARED VOTING POWER
                                      2,000,000
OWNED BY          ____________________________________________________________

EACH              (7)      SOLE DISPOSITIVE POWER
                                      0
REPORTING         ____________________________________________________________

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                      2,000,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      2,000,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 25 OF 42


------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  PharMerica Corporation (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1901 Campus Place
                  Louisville, KY 40299


ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

                  (vii) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of EDEF ("DKG");

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 26 OF 42


                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI ("DKMP");

                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    DKIL - a British Virgin Islands corporation

                  (v)     Serena - a Cayman Islands corporation

                  (vi)    EDEF - a Delaware limited partnership

                  (vii)   EDEI - a Cayman Islands corporation

                  (viii)  MHD - a New York limited partnership

                  (ix)    DKAI - a New York corporation

                  (x)     DKIA - a Delaware limited liability company

                  (xi)    DKG - a Delaware limited liability company

                  (xii)   DKMP - a Delaware limited partnership

                  (xiii)  DKS - a Delaware limited liability company

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 27 OF 42


                  (xiv)   Thomas L. Kempner, Jr. - United States

                  (xv)    Marvin H. Davidson - United States

                  (xvi)   Stephen M. Dowicz - United States

                  (xvii)  Scott E. Davidson -United States

                  (xviii) Michael J. Leffell - United States

                  (xix)   Timothy I. Levart - United Kingdom & United States

                  (xx)    Robert J. Brivio, Jr. - United States

                  (xxi)   Eric P. Epstein - United States

                  (xxii)  Anthony A. Yoseloff - United States

                  (xxiii) Avram Z. Friedman - United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.01

ITEM 2(e).        CUSIP NUMBER:

         71714F104

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
                 (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15
                          of the Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the
                          Act;

                  (c) [ ] Insurance Company as defined in Section
                          3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8
                          of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section
                          203 of the Investment Advisers Act of 1940:
                          see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or
                          Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G);

                  (h) [ ] Savings Associations as defined in Section
                          3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 28 OF 42


                  (i) [ ] Church Plan that is excluded from the
                          definition of an investment company under
                          Section 3(c)(14) of the Investment Company
                          Act of 1940;

                  (j) [ ] Group, in accordance with Rule
                          13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 2,000,000 shares as a result of their voting and dispositive power over the 2,000,000 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, EDEF and EDEI.

         DKIA may be deemed to beneficially own the 981,343 shares beneficially owned by DKIL and the 17,813 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 531,596 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 292,710 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 97,914 shares beneficially owned by EDEF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 40,041 shares beneficially owned by EDEI as a result of their voting and dispositive power over those shares.

A. DKP

     (a) Amount beneficially owned: 292,710

     (b) Percent of class: 1.0%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 292,710

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  292,710

B. DKIP

     (a) Amount beneficially owned: 531,596

     (b) Percent of class: 1.8%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 531,596

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 29 OF 42



         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  531,596

C. CO

     (a) Amount beneficially owned: 38,583

     (b) Percent of class: 0.1%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 38,583

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  38,583

D. DKIL

     (a) Amount beneficially owned: 981,343

     (b) Percent of class: 3.2%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 981,343

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  981,343

E. Serena

     (a) Amount beneficially owned: 17,813

     (b) Percent of class: 0.1%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 17,813

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  17,813

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 30 OF 42



F. EDEF

     (a) Amount beneficially owned: 97,914

     (b) Percent of class: 0.3%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 97,914

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  97,914

G. EDEI

     (a) Amount beneficially owned: 40,041

     (b) Percent of class: 0.1%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 40,041

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  40,041

H. MHD

     (a) Amount beneficially owned: 292,710

     (b) Percent of class: 1.0%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 292,710

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  292,710

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 31 OF 42



I. DKAI

     (a) Amount beneficially owned: 531,596

     (b) Percent of class: 1.8%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 531,596

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  531,596

J. DKIA

     (a) Amount beneficially owned: 999,156

     (b) Percent of class: 3.3%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 999,156

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition:  999,156

K. DKG

     (a) Amount beneficially owned: 97,914

     (b) Percent of class: 0.3%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 97,914

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 97,914

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 32 OF 42



L. DKMP

     (a) Amount beneficially owned: 40,041

     (b) Percent of class: 0.1%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 40,041

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 40,041

M. DKS

     (a) Amount beneficially owned: 40,041

     (b) Percent of class: 0.1%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 40,041

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 40,041

N. Thomas L. Kempner, Jr.

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 33 OF 42


O. Marvin H. Davidson

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

P. Stephen M. Dowicz

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

Q. Scott E. Davidson

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 34 OF 42



R. Michael J. Leffell

     (a) Amount beneficially owned. 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

S. Timothy I. Levart

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

T. Robert J. Brivio, Jr.

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 35 OF 42



U. Eric P. Epstein

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

V. Anthony A. Yoseloff

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

W. Avram Z. Friedman

     (a) Amount beneficially owned: 2,000,000

     (b) Percent of class: 6.6%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 0

         (ii)  shared power to vote or to direct the vote: 2,000,000

         (iii) sole power to dispose or to direct the disposition: 0

         (iv)  shared power to dispose or to direct the disposition: 2,000,000

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 36 OF 42




ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 37 OF 42


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2008              DAVIDSON KEMPNER PARTNERS
                                      By: MHD Management Co.,
                                      its General Partner

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INSTITUTIONAL
                                      PARTNERS, L.P.
                                      By: Davidson Kempner Advisers Inc.,
                                      its General Partner

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      M.H. DAVIDSON & CO.

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      SERENA LIMITED
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 38 OF 42


                                      DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                      FUND LP
                                      By:  DK Group LLC,
                                      its General Partner

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                      INTERNATIONAL LTD.
                                      By:  DK Management Partners LP,
                                      its Investment Manager
                                      By:  DK Stillwater GP LLC,
                                      its general partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      MHD MANAGEMENT CO.

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER ADVISERS INC.

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      DAVIDSON KEMPNER INTERNATIONAL
                                      ADVISORS, L.L.C.

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK GROUP LLC

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 39 OF 42


                                      DK MANAGEMENT PARTNERS LP
                                      By:  DK Stillwater GP LLC,
                                      its general partner

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK STILLWATER GP LLC

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      /s/  Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Thomas L. Kempner, Jr.

                                      /s/ Marvin H. Davidson
                                      -----------------------------
                                      Marvin H. Davidson

                                      /s/ Stephen M. Dowicz
                                      -----------------------------
                                      Stephen M. Dowicz

                                      /s/ Scott E. Davidson
                                      -----------------------------
                                      Scott E. Davidson

                                      /s/ Michael J. Leffell
                                      -----------------------------
                                      Michael J. Leffell

                                      /s/ Timothy I. Levart
                                      -----------------------------
                                      Timothy I. Levart

                                      /s/ Robert J. Brivio, Jr.
                                      -------------------------
                                      Robert J. Brivio, Jr.

                                      /s/ Eric P. Epstein
                                      -----------------------------
                                      Eric P. Epstein

                                      /s/ Anthony A. Yoselof
                                      -----------------------------
                                      Anthony A. Yoseloff

                                      /s/ Avram Z. Friedman
                                      -----------------------------
                                      Avram Z. Friedman

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 40 OF 42




                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008             DAVIDSON KEMPNER PARTNERS
                                      By: MHD Management Co.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INSTITUTIONAL
                                      PARTNERS, L.P.
                                      By: Davidson Kempner Advisers Inc.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      M.H. DAVIDSON & CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 41 OF 42


                                      SERENA LIMITED
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                      FUND LP
                                      By:  DK Group LLC,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                      INTERNATIONAL LTD.
                                      By:  DK Management Partners LP,
                                      its Investment Manager
                                      By:  DK Stillwater GP LLC,
                                      its general partner

                                      /s/ Thomas L. Kempner, Jr.
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      MHD MANAGEMENT CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER ADVISERS INC.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      DAVIDSON KEMPNER INTERNATIONAL
                                      ADVISORS, L.L.C.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 71714F104                                                PAGE 42 OF 42


                                      DK GROUP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title:    Executive Managing Member

                                      DK MANAGEMENT PARTNERS LP
                                      By:  DK Stillwater GP LLC,
                                      its general partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK STILLWATER GP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                          Thomas L. Kempner, Jr.

                                      /s/ Marvin H. Davidson
                                      -----------------------------
                                          Marvin H. Davidson

                                      /s/ Stephen M. Dowicz
                                      -----------------------------
                                          Stephen M. Dowicz

                                      /s/ Scott E. Davidson
                                      -----------------------------
                                          Scott E. Davidson

                                      /s/ Michael J. Leffell
                                      -----------------------------
                                          Michael J. Leffell

                                      /s/ Timothy I. Levart
                                      -----------------------------
                                          Timothy I. Levart

                                      /s/ Robert J. Brivio, Jr.
                                      -------------------------
                                          Robert J. Brivio, Jr.

                                      /s/ ERIC P. EPSTEIN
                                      -----------------------------
                                          Eric P. Epstein

                                      /s/ Anthony A. Yoseloff
                                      -----------------------------
                                          Anthony A. Yoseloff

                                      /s/ Avram Z. Friedman
                                      -----------------------------
                                          Avram Z. Friedman